Exhibit 4(b)

SAVINGS AND INVESTMENT PLAN

Originally Adopted: September 1, 1955

Last Amended – November 14, 2003

Effective – November 14, 2003

E. I. du Pont de Nemours and Company

SIP LANGUAGE INDEX

I. PURPOSE		2
II. ELIGIBILITY		2
III. ENROLLMENT		2
IV. AFTER-TAX AND BEFORE TAX AMOUNTS		3
1.	Amount of After-Tax and Before-Tax Contributions	3
2.	Change in Amounts of After-Tax and Before-Tax Contributions	7
3.	Collection of After-Tax Contributions	8
4.	Voluntary Suspension of After-Tax and Before-Tax Contributions	8
V. COMPANY CONTRIBUTION		8
VI. INVESTMENT FUNDS		8
1.	Fund A - Reserved (Hold for possible future use)	8
2.	Fund B - Fixed Income	9
3.	Fund C - Equity Mutual Funds	9
4.	Fund D - Du Pont Company Common Stock	9
5.	Fund E - Three-way Asset Allocation Fund	9
6.	Fund L - Loans	9
7.	Fund F – Conoco Common Stock	9
VII. INVESTMENT DIRECTION		10
1.	Investment of After-Tax Contributions	10
2.	Investment of Before-Tax Contributions	10
3.	Investment of Company Contribution	10
4.	Change in Investment Direction	10
5.	Separate Accounting and Nonforfeitability	10
VIII. FUND TRANSFERS		11
1.	Transfers Among Funds B, C, D, E and F	11
2.	Transfers to Fund L from Funds B, C, D, E and F	11
3.	Transfers to Funds B, C, D, E and F from Fund L	12
IX. [Reserved]		12
X. OPERATION OF FUNDS B, C AND E		12
1.	Fund Investments	12
2.	Fund Valuation	13
3.	Fund Units or Shares	14
4.	Voting of Shares	15
XI. OPERATION OF FUND D		15
1.	Purchase of Company Common Stock	15
2.	Account Holder’s Account	15
3.	Valuation of Fund D	16
4.	Voting and Tender of Shares	17
5.	Cash Dividends on Company Common Stock	17
XII. OPERATION OF FUND L		18
1.	Establishment of Loan Account	18
2.	Interest	18
3.	Repayments	18
4.	Fund Valuation	19

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XIII. PARTICIPANT LOANS		19
1.	Determination of Borrowable Account Balance	19
2.	Amount of Loan	19
3.	Interest	19
4.	Term of Loans	20
5.	Repayment	20
6.	Declaration and Notice of Default	21
7.	Deemed Withdrawal	23
8.	General Conditions	24
XIV. WITHDRAWALS		25
1.	General Conditions	25
2.	Withdrawal Sequence	26
3.	Withdrawal Maximums	27
XV. HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT		27
1.	Definition of Hardship	27
2.	Establishment of Immediate and Heavy Financial Need	27
3.	Distribution Necessary to Satisfy Immediate and Heavy Financial Need	28
4.	Amount Withdrawable	29
5.	Forfeitures and Suspensions	29
XVI. TERMINATION OF PARTICIPATION		30
1.	General Conditions	30
2.	Distribution of Accounts	30
3.	Periodic Payment Options	35
4.	Reenrollment in Plan	40
5.	Computation Period	42
XVII. NONASSIGNMENT		42
XVIII. OPERATION OF THE PLAN AS A TOP-HEAVY PLAN		42
l.	Minimum Contributions	42
2.	Definitions	42
XIX. MISCELLANEOUS PROVISIONS		43
1.	Plan Administration	43
2.	Administrative Expense	45
3.	Modification or Termination	46
4.	Transition to Amended Plan	46
5.	Transfer of Assets	47
6.	No Guarantee of Security Values	49
7.	Limitations on Annual Additions	50
8.	Qualified Domestic Relations Orders	50
9.	Subsidiaries with No Defined Benefit Pension Plan	51
10.	Normal Retirement Age and Years of Participation	51
11.	Compensation Taken into Account	51
12.	No Decrease of Accrued Benefit	51
13.	Change to Vesting Schedule	52
14.	Definitions	52
15.	Military Service	57
XX. MINIMUM EMPLOYER CONTRIBUTION		57

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1.	Contribution Amount	57
2.	Allocation	58
EXHIBIT A		60

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SAVINGS AND INVESTMENT PLAN

I.	PURPOSE

The purpose of this Plan is to encourage and assist employees in following a systematic savings program suited to their individual financial objectives, and to provide an opportunity for employees to become stockholders in the Company. This Plan is a profit-sharing plan.

Effective October 1, 2001, Fund D – DuPont Company Common Stock Fund is converted to, and is designated as a stock bonus plan that is an employee stock ownership plan designed to invest primarily in qualifying employer securities.

II.	ELIGIBILITY

Any employee is eligible to participate in the Plan.

Former Participants on leave of absence granted under Section IV.1 (g) of the Service Rules, after having been hired by the Company and subsequently employed by a foreign or domestic subsidiary of the Company, who under U.S. law may not be treated as employees of the Company, may not have contributions made to their accounts. If such a Former Participant’s leave of absence with the Company is terminated prior to his becoming an employee again for purposes of this Plan, his participation will be terminated and distribution of the balance in his accounts will be made as provided in Paragraph 4(a) of Section XVI.

Participation in the Plan is entirely voluntary.

III.	ENROLLMENT

An eligible employee may enroll in the Plan as of the first day of the second calendar month following his or her date of hire, or at any subsequent time, by authorizing deductions from his salary or wages or electing deferrals of compensation or both under the provisions of this Plan.

In the case of an employee transferring from a company that is owned at least 50% by the Company, however, such employee may enroll in the Plan as soon as administratively practical following such individual’s becoming an employee of the Company.

IV.	AFTER-TAX AND BEFORE TAX AMOUNTS

1.	Amount of After-Tax and Before-Tax Contributions

(a)	(1) After-Tax and Before Tax Contributions

An individual may authorize his employer to (A) make a payroll deduction (hereafter, After-Tax Contribution) and/or (B) defer a portion of his compensation (hereafter, Before-Tax Contribution) and pay it under this Plan in an amount per month, and in the case of any applicable Variable Pay, at the time of such payment, equal to any selected whole percentage (except as required to comply with subparagraph (iii) below), provided that

(i)	amounts will be contributed as After-Tax contributions or withheld as Before-Tax Contributions only to the extent amounts are available after deduction of all other deductions, including but not limited to taxes, garnishments, loan repayments, union dues, and contributions to employer welfare benefits plans,

(ii)	during a period when Company Contributions are suspended in accordance with Section XIV, XV, or XVI of the Plan, the Participant’s After-Tax rate will be limited to 10% and

(iii)	a Participant may not defer more than $7,000 per year (or such other amount as may be allowable in accordance with applicable statute, regulations or official announcements made by the Secretary of the Treasury).

(2)	Compliance with Actual Deferral Percentage and Actual Contribution Percentage Tests

(A)	If the Plan Administrator determines that the discrimination standards of Code sections 401(k) and/or 401(m) and the regulations thereunder may not be satisfied, it may take either of the following actions:

(i)	reduce Before-Tax Contributions, After-Tax Contributions and/or Company Contributions, as appropriate, of Highly Compensated Participants, as described in paragraphs (B) or (C) of this Section; and/or

(ii)	the Company (or any participating employer) may make a contribution (hereafter, a Qualified Non-

Elective Contribution) on behalf of all or a group of Non-highly Compensated Participants, as described in paragraph (D) of this Section.

Contributions to the ESOP portion of the Plan, comprising Fund D, will be tested separately from the portion of the Plan that is not an ESOP for purposes of this paragraph.

(B)	The Plan Administrator shall determine periodically during the Plan Year whether the Before-Tax and After-Tax and Company Contributions elected by Highly Compensated Participants will, based on projections to the end of the Plan Year, cause the Plan not to comply with the limitations on contributions imposed by sections 401(k) and 401(m) of the Code. If the projections indicate that the limitations will be exceeded, the Plan Administrator shall take the following action:

(i)	The Plan Administrator will determine the maximum percentages of Before-Tax and After-Tax and Company Contributions respectively that can be made by Highly Compensated Participants without causing the Plan, on a projected basis, to exceed such limitations (“Allowable Percentages”). The Plan Administrator will reduce the percentages of Before-Tax and After-Tax Contributions of each Highly Compensated Participant, in one percent (1%) increments, to the Allowable Percentages in accordance with the following rules:

(I)	If the elected percentage designated by the Highly Compensated participant for the Before-Tax Contributions exceeds the Allowable Percentage for Before-Tax Contributions, and if the Participant so elects, the Plan Administrator will change the elected percentage in excess of that allowable to an After-Tax Contribution or, if the Participant does not so elect, pay the excess to him.

(II)

If the elected percentage designated by the Highly Compensated Participant for the After-Tax Contributions exceeds the Allowable Percentage for After-Tax Contributions, and if the Participants has so elected, the Plan Administrator will change the elected percentage in excess of that allowable to a Before-Tax Contribution or, if the Participant does not so elect, pay the excess to him.

(III)	To the extent a Before-Tax Contribution election cannot be changed to an After-Tax Contribution or vice versa without causing a projected violation of the limitations on contributions imposed by sections 401(k) and 401(m) of the Code, the excess shall be paid to the Participant.

(C)	If it is determined after the close of a Plan Year that participation by Highly Compensated Participants has exceeded the discrimination standards of Code sections 401(k) (“Excess Contributions”) or 401(m) (“Excess Aggregate Contributions”), the amount of the Excess Contributions or Excess Aggregate Contributions shall be refunded to the Highly Compensated Participants in accordance with the following rules:

(i)	The Before-Tax Contribution and/or After-tax Contribution, as applicable, made in such year by such Highly Compensated Participants will be reduced, beginning with the Highly Compensated Participant(s) with the highest dollar amount of Before-Tax Contribution and/or After-Tax Contribution, as applicable, until the standards are satisfied.

(ii)	The amount of Excess Contributions to be distributed shall be reduced by deferrals in excess of code section 402(g) limits (“Excess Deferrals”) previously distributed for the taxable year ending in the same Plan Year, and Excess Deferrals to be distributed for a taxable year will be reduced by Excess Contributions previously distributed for the plan year beginning in such taxable year.

(iii)

Distribution (or forfeiture, if applicable) of Excess Aggregate Contributions or of Excess Contributions will include the income allocable thereto. The income allocable to the Excess Contributions or Excess Aggregate Contributions includes income for the Plan Year for which the Excess Contributions or Excess Aggregate Contributions

were made but does not include income for the period between the end of the Plan Year and the date of distribution (or forfeiture).

(iv)	If a distribution of Excess Contributions or Excess Aggregate Contributions results in a distribution of matched Before-Tax or After-Tax Contributions, the matching Company Contributions that relate to such Before-Tax or After-Tax Contributions will be distributed or forfeited, as applicable.

(v)	A distribution of Excess Contributions or Excess Aggregate Contributions shall be made within 2 ½ months of the end of the Plan Year in which they were made.

D.	In lieu of distributing Excess Contributions or Excess Aggregate Contributions as provided in Section IV.1.(a)(2)(C), the Company (or any Participating Employer) may make a Qualified Non-elective Contribution on behalf of Participants that is sufficient to satisfy the discrimination standards under Code section 401(k) or 401 (m) or both. Such Qualified Non-elective Contribution shall be either: (a) a Type A contribution which shall be allocated in a flat dollar amount to all or a portion of the eligible Non-highly Compensated Participants, or (b) a Type B contribution, which shall be allocated using a bottom-up approach with an allocation made first to the lowest paid Non-highly Compensated Participant, and continuing with the next lowest paid Participant and so forth, in the amounts necessary to satisfy the applicable discrimination standards, counting such Type B contribution as Before-Tax or Matching Contributions, as applicable, for purposes of such discrimination tests. Any Qualified Non-elective Contribution shall be fully vested at all times and shall be distributable only at such time as a Participant’s Before-Tax Contributions may be distributed.

(3)	Distribution of Excess Before-Tax Contribution

(1)

If the Plan Administrator determines that a Participant has made Before-Tax Contributions which for any calendar year exceeds $7,000 (or such other amount as may be permitted by regulation or other official announcement by the Secretary of Treasury), the excess amount (plus any income and minus any loss allocable thereto, as calculated in accordance with regulations), shall be distributed to the Participant not later than April 15th following the close of such calendar year.

(2)	If a Participant participates in another plan which includes a qualified cash or deferred arrangement, and such Participant contributes in the aggregate more than the corresponding provisions of the other plan and the Participant notifies the Plan Administrator not later than March 1st following the close of such calendar year then the Plan Administrator shall distribute to the Participant not later than April 15th following the close of such calendar year the excess amount (plus any income and minus any loss allocable to such amount) which the Participant allocated to this Plan.

(b)	Catch-Up Contributions

All Participants who are eligible to make Before-Tax Contributions under this Plan and who have all attained age fifty (50) before the end of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v) and any guidance issued thereunder by the Internal Revenue Service. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. Amounts that are contributed as catch-up contributions shall not be taken into account as Before-Tax Contributions in determining the amount of Matching Contributions to which the Participant is otherwise entitled under the Plan.

2.	Change in Amounts of After-Tax and Before-Tax Contributions

A Participant may change his After-Tax and Before-Tax amounts by authorizing the Company to deduct or defer any higher or lower amount permitted by Paragraph 1 of this Section.

3.	Collection of After-Tax Contributions

After-Tax Contributions shall be permitted only by deduction from a Participant’s salary, wages, or Variable Pay, except that cash payments equivalent to the monthly After-Tax amount allowed by Paragraph 1 (a) of this Section may be accepted from a Participant on leave of absence granted under Section IV. 1. (g) of the Service Rules and shall be treated as deductions from the employee’s salary, wages, or Variable Pay for purposes of this Plan.

4.	Voluntary Suspension of After-Tax and Before-Tax Contributions

A Participant who has an account balance in the Plan may authorize suspension of his After-Tax and Before-Tax Contributions without terminating his participation in the Plan. During such suspension, the related Company Contribution described in Section V. shall also be suspended. After a minimum suspension of one month, the Participant may authorize the resumption of After-Tax and Before-Tax Contributions. A Participant is not permitted to make up suspended After-Tax, Before-Tax Contributions, or amounts withdrawn except as provided in Paragraph 1 (b) of this Section and Paragraph 6(c) of Section XVI.

V.	COMPANY CONTRIBUTION

Except during a period of suspension in accordance with Section IV.4., XIII.7.(b)(3), XIV.1.(c), XV. or XVI., the Company will contribute monthly, and in the case of Variable Pay at the time of such payment, to the Funds selected by each Participant in accordance with Paragraph 3 of Section VII. an amount (hereafter, Company Contribution) equal to 50% of the Participant’s After-Tax and Before-Tax Contributions during that month and, if applicable, at the time of payment of any Variable Pay except that no such contribution will be made on the total of any Participant’s After-Tax and Before-Tax Contributions in excess of 6% of his combined monthly pay and any applicable Variable Pay. For purposes of determining whether a Participant’s After-Tax or Before-Tax Contributions are matched or unmatched, the Company Contribution will be deemed to have first matched the Before-Tax Contributions. The Company Contributions shall be for the exclusive benefit of Participants. No Company Contribution shall be made with respect to catch-up contributions made under Section IV.3. of the Plan.

VI.	INVESTMENT FUNDS

The following Funds shall be established for the investment of After-Tax, Before-Tax, and Company Contributions.

1.	Fund A - Reserved (Hold for possible future use)

2.	Fund B - Fixed Income

Amounts deposited in the Stable Value Fund shall be invested so as to preserve principal and to pay a stable rate of return over time.

3.	Fund C - Equity Mutual Funds

Amounts deposited in Fund C shall be invested, as directed by Participants, in one or more mutual funds or other equity investment vehicles designated by the Company.

4.	Fund D - DuPont Company Common Stock

Amounts deposited in Fund D shall be invested in Company common stock.

5.	Fund E - Three-way Asset Allocation Fund

Amounts deposited in Fund E shall be invested in a three-way asset allocation fund consisting of a portfolio diversified among the stock, bond, and cash sectors of the securities marketplace. Assets in Fund E are transferred among these sectors in such manner and to such extent as the fund manager of Fund E shall select.

6.	Fund L - Loans

Amounts transferred to Fund L from the other Funds shall be loaned to Participants.

7.	Fund F - Conoco Common Stock

Amounts deposited in Fund F shall be invested in shares of common stock of Conoco, Inc., provided, however, that Fund F shall be offered as an investment fund under the Plan only upon the effective date of the one-time initial tender offer of common stock of Conoco, Inc., and no amounts may be invested in Fund F other than as a result of such initial tender offer (or as a transfer from another tax-qualified plan, as otherwise permitted under the Plan). If the tender offer does not occur, this Section 7 shall not become effective. Notwithstanding any other provision of this Plan to the contrary, an account holder may authorize the transfer of all or part of the value of his account invested in Fund F into any other investment fund available under the Plan, but may not authorize any transfer into Fund F other than as a result of the tender offer. Dividends paid with respect to shares of common stock of Conoco Inc., shall not be invested in Fund F, but shall instead be invested according to an account holder’s current investment directions. Fund F shall be treated as an investment fund other than Fund L for determining availability of loans and withdrawals and for all other purposes as appropriate under this Plan.

VII.	INVESTMENT DIRECTION

1.	Investment of After-Tax Contributions

Each Participant shall authorize the Company to allocate his After-Tax Contributions to his Regular Account in Funds B, C, D or E in selected percentages in whole multiples of one percent (1%).

2.	Investment of Before-Tax Contributions

Each Participant shall authorize the Company to allocate his Before-Tax Contributions to his Before-Tax Account in Funds B, C, D or E in selected percentages in whole multiples of one percent (1%).

3.	Investment of Company Contribution

Each Participant shall authorize the Company to allocate Company Contributions to his Regular Account in accordance with the Participant’s current investment direction of After-Tax Contribution or Before-Tax Contribution, if there are no After-Tax Contributions.

4.	Change in Investment Direction

A Participant may change his investment direction to Funds B, C, D, and E by authorizing any other allocation permitted by Paragraphs 1 and 2 of this Section.

5.	Separate Accounting and Nonforfeitability

A Participant’s Before-Tax Contributions and After-Tax Contributions and earnings thereon will be nonforfeitable. A Participant’s Before-Tax Account will be maintained in a separate account from a Participant’s After-Tax Contributions, Company Contributions and earnings thereon.

VIII.	FUND TRANSFERS

1.	Transfers Among Funds B, C, D, E and F

An account holder may authorize the transfer of all or part of the value of his Regular Account in Fund B, C, D or E or his Before-Tax Account in Fund B, C, D or E, from one Fund to the other, subject to the following rules:

(1)	such Transfers may be made in any whole multiple of one percent (1%) or in any number of Fund Units and/or Shares;

(2)	all Transfers are subject to any trading restrictions imposed on each specific investment alternative; and

(3)	amounts may not be transferred into and out of the same Fund on the same business day. The determination of values for this purpose shall be made in accordance with the provisions of Sections IX., X. and XI.

2.	Transfers to Fund L from Funds B, C, D, E and F

A Participant who is granted a loan or loans from the Plan shall designate the sequence in which Funds will be liquidated and authorize the Transfer of cash to Fund L in an amount equal to the principal amount of the loan or loans. Such Transfers shall be made from the Participant’s borrowable account balance in the following order:

(a)	Nonforfeitable Company Contributions contributed during the last two years of participation

(b)	Matched After-Tax Contributions contributed during the last two years of participation;

(c)	Nonforfeitable Company Contributions held for more than two years;

(d)	Matched After-Tax Contributions held for more than two years;

(e)	Earnings in Regular Account

(f)	Unmatched After-Tax Contributions;

(g)	Matched Before-Tax Contributions contributed during the last two years of participation;

(h)	Matched Before-Tax Contributions held for more than two years;

(i)	Earnings in Before-Tax Account;

(j)	Unmatched Before-Tax Contributions.

3.	Transfers to Funds B, C, D, E and F from Fund L

Repayments of principal and interest to Fund L shall be transferred to Funds B, C, D and/or E in the Before-Tax Account, or Funds B, C, D and/or E in the Regular Account. Such Transfers shall be made in the same proportion that current investment direction of After-Tax and/or Before-Tax Contributions are made to those Funds under Sections VII.1. and 2. If there is no current investment direction of After-Tax Contributions, Transfers under this Paragraph shall be made to Fund B. If there is no current investment direction of Before-Tax Contributions, Transfers under this Paragraph shall be made to Fund B. Repayments of principal under this Paragraph shall be restored to the Participant’s Regular and/or Before-Tax Account in reverse order from that set forth in Paragraph 2 of this Section. Payments of interest shall be treated as Earnings and shall be allocated to the Regular and/or Before-Tax Account in the same proportion that unpaid principal from each Account bears to the total unpaid principal prior to such payment.

4.	Restrictions on Transfers and Investments

Despite any other provisions of the Plan, the Plan Administrator may at any time implement restrictions on investment options, or decline to implement investment instructions, as it deems appropriate to protect the interests of Plan participants.

IX.	[Reserved]

X.	OPERATION OF FUNDS B, C AND E

Throughout this Section, the words “the Fund” shall mean Fund B, Fund C or Fund E.

1.	Fund Investments

(a)	Amounts allocated to the Fund(s) in accordance with the terms of this Plan shall be paid by the Company to or at the direction of Trustee(s) appointed by the Company for the Fund(s), and shall be deposited in an account for the Fund(s).

(b)	Amounts deposited in the Stable Value Fund shall be delivered to the Trustee and invested as designated by the Company pursuant to arrangements with one or more entities chosen by the Company, including, but not limited to, insurance companies, banks and other investment organizations. These arrangements shall provide for the return of principal in full plus the payment of interest at a predetermined rate applicable for a specified period of time. In addition, a portion of the Stable Value Fund shall be invested in a short-term funds(s) (i.e., a cash buffer) so as to provide sufficient liquidity to accommodate daily trading activity.

(c)	All amounts received by the Trustee of Fund C shall be invested, as directed by account holders, in one or more mutual funds or other equity investment vehicles designated by the Company. Assets of Fund C shall be held in the name of the Trustee(s) or one or more of its/their designated nominees.

(d)	All amounts received by the Trustee of Fund E shall be invested by the Trustee in a portfolio diversified among the stock, bond, and cash sectors of the securities marketplace in such manner and to such extent as the fund manager of Fund E shall select. Assets of Fund E shall be held in the name of the Trustee or of one or more of its designated nominees.

2.	Fund Valuation

(a)	All deposits to the Stable Value Fund shall be expressed as units of participation in the Stable Value Fund. The Trustee of the Stable Value Fund shall determine each day’s unit value based on the assets of the Stable Value Fund. Assets shall consist of all deposits to the Stable Value Fund and all interest credited or accrued to such deposits pursuant to investment arrangements. No participant in the Stable Value Fund shall have ownership in any particular investment in the Stable Value Fund.

(b)	The Trustees of Funds C and E shall determine the current fair market value of all assets held by such Funds, including accrued income, each day on which business is transacted on the New York Stock Exchange.

(c)	Fund valuations determined in accordance with Paragraphs 2.(a) and 2.(b) of this Section shall be made before recording in the Fund After-Tax Contributions, Before-Tax Contributions, Company Contributions, Withdrawals, Terminations of Participation, and Transfers among Funds.

3.	Fund Units or Shares

(a)	Amounts allocated to the Fund(s) shall be credited to account holder’s accounts in dollars, in shares, and/or in units, as appropriate, of ownership in the Fund(s).

(i)	The value of a unit or share shall be determined as follows:

(A)	The value of a unit in Fund B or E shall be determined by dividing the total value of the Fund for that business day by the corresponding total number of units in the Fund before adding or subtracting any units for that business day (for the first month of operation, each unit in the Fund shall be valued at $10.00);

(B)	the value of each mutual fund share or other equity investment in Fund C shall be determined on each business day by the Investment Manager(s) of Fund C.

(ii)	The number of units or shares credited to each account holder’s account for the current business day shall be determined by dividing the amounts of the account holder’s After-Tax Contributions, Before-Tax Contributions, Company Contributions, and/or Transfers among Funds for the current business day by the value of one unit or share for that day.

(b)	The current value of an account holder’s account in the Fund, as needed for Withdrawals, Termination of Participation, Loans, Transfers among Funds, or periodic reports to account holders, shall be determined by multiplying the total number of his respective Units and/or shares in the Fund (after additions for the current day) by the value of one Unit and/or share respectively for that business day; also, the number of respective Units and/or shares to be deducted from an account holder’s account because of forfeiture, Loan, or Withdrawal of a specified amount shall be determined by dividing such amount by the value of one Unit and/or share respectively for that day.

4.	Voting of Shares

Each account holder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to the shares or units represented by the account holder’s Account in the Fund are to be exercised. The Trustee shall vote the number of shares or units in accordance with such instructions. If a Participant does not return voting proper instructions in a timely manner, such inaction shall be deemed an election not to vote such shares or to vote such shares as the default option described on the proxy or voting instructions, as applicable.

XI.	OPERATION OF FUND D

1.	Purchase of Company Common Stock

Amounts allocated to Fund D shall be used to purchase DuPont common stock. Such purchases may be made in the open market or from the Company if it shall have made treasury or authorized but unissued shares available for such purchases. In the case of stock purchased from the Company, the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange - Composite Transactions on the last trading day preceding the date of such purchase from the Company. Purchases made on the open market shall be the average price for all shares purchased by the Plan during that day. Such Company common stock and any other assets of Fund D shall be held in the name of the Trustee or of one or more of its designated nominees. The Trustee may sell any stock purchase warrants or distribution of property received, and the proceeds shall be invested currently in Company common stock. Any stock dividend, split-up or other change in Company common stock, or any distributions of property applicable to the shares held by the Trustee, shall be applied for the exclusive benefit of the account holders in Fund D.

2.	Account Holder’s Account

(a)	Amounts allocated to an account holder’s Fund D shall be credited in dollars and in a proportionate number of full shares and fractional interests in a share of Company common stock. Such proportionate number shall be determined on the basis of the ratio of the amount allocated to his account to the total of all amounts allocated to Fund D for the business day.

(b)	An account holder shall be credited with a proportionate number of full shares and fractional interests in a share of any Company common stock acquired by the Trustee as a result of any addition due to stock dividends, stock purchase warrant, split-up or other change, or distribution of property applicable to such stock. Such proportionate number shall be determined on the basis of the ratio of his total shares to the total of all shares in Fund D to which such income or addition applies. In the event an account holder has transferred all funds out of Fund D prior to payment of a stock dividend, stock purchase warrant, split-up or other change, or distribution of property applicable to stock held in Fund D, the full shares or fractional interests in a share, if any, allocable to such transferred funds on account of such stock purchase, warrant, split-up or other change, or distribution or property shall be paid in cash in accordance with the account holder’s current investment direction.

3.	Valuation of Fund D

(a)	Valuation: Account Status

The current value of an account in the Fund on any business day shall be the total number of shares and fractional interests in a share in the account multiplied by the closing price of Company common stock on the New York Stock Exchange for that business day, plus any proportionate ownership of accrued income and cash held for an account holder by the Trustee for Fund D.

(b)	Valuation: Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions

For purposes of Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions, the value of shares liquidated in connection with the transaction shall be the average selling price as determined by the Trustee on the date of the transaction.

(c)	Valuation: Fund Transfers In and Purchases of Company Common Stock.

For purpose of Fund Transfers In and Purchases of Company Common Stock, the value of the Company common stock purchased in connection with the transaction shall be the average purchase price as determined by the Trustee on the date of the transaction.

4.	Voting and Tender of Shares

(a)	Each account holder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to any Company stock attributable to the number of shares and fractional interest in a share represented by the account holder’s account in Fund D are to be exercised. The Trustee shall vote the number of shares in accordance with such instructions. Any such instructions shall remain in the strict confidence of the Trustee.

(b)	Each account holder shall be entitled to direct the Trustee as to whether to exercise a tender offer with respect to any Company stock credited to such account holder’s account in Fund D. The Trustee shall tender such shares in accordance with such instructions. If an account holder does not return proper tender instructions to the Trustee in a timely manner, such inaction by the account holder shall be deemed a decision not to tender, and the Trustee shall not tender shares credited to such account holder’s account.

5.	Cash Dividends on Company Common Stock

(a)	Effective for dividends paid by the Company on or after October 1, 2001, and except as provided in Section (b), cash dividends paid with respect to shares of Company stock allocated to an account holder’s accounts as of the record date will be, as elected by the account holder during the first two months of the calendar quarter prior to the payment date in the form and manner required by the Company, (1) distributed in cash to the account holder as soon as administratively practicable following the date such dividend is paid by the Company (but in no event later than 90 days following the end of the Plan Year in which such dividend is paid by the Company), or (2) retained by the Trustee for credit to the account holder’s account.

Effective for dividends paid by the Company on or after January 1, 2003, any cash dividend paid with respect to shares of Company stock allocated to an account holder’s accounts as of the record date of such dividend will be, as elected by the account holder prior to the payment date in the form and matter required by the Company, (1) distributed in cash to the account holder as soon as administratively practicable following the date such dividend is paid by the Company (but in no event later than 90 days following the end of the Plan Year in which such dividend is paid by the Company) or (2) retained by the Trustee for credit to the account holder’s accounts in Fund D.

(b)	Cash dividends paid by the Company on or after October 1, 2001, but before the first date on which the Company has received from the Internal Revenue Service both a favorable determination letter with respect to the Plan as amended through December 20, 2001, and a favorable private letter ruling under section 404(k), of the Code, shall be retained by the Trustee, credited to account holders’ accounts and invested as described in paragraph (a). As soon as administratively practicable following the Company’s receipt of both favorable rulings described in the preceding sentence, but not later than 90 days following the end of the Plan Year in which such dividends are paid by the Company, an amount equal to such dividends shall be, if elected by the account holder in the form and manner required by the Company, distributed to the account holder.

XII.	OPERATION OF FUND L

1.	Establishment of Loan Account

Amounts transferred to this Fund shall be loaned to the Participant provided the Loan Administrator has received the documents described in Section XIII.8.(d). The promissory note executed by the Participant shall be held by a Trustee appointed by the Company for the Fund until the loan has been paid in full.

2.	Interest

Interest at the rate prescribed in the loan agreement shall accrue daily.

3.	Repayments

The Administrator shall reduce the account balance in Fund L. Respective repayments of principal and interest amounts shall be transferred to the Participant’s account(s) as provided in Section VIII.3. When the account balance in Fund L has been reduced to zero, the Administrator shall notify the Trustee that the loan has been repaid and the Trustee shall cancel the promissory note and return it to the Participant, if the Participant so requests. The Administrator shall notify Participant that loan has been repaid.

4.	Fund Valuation

The current value of the account on any date shall be the outstanding loan balance plus any unpaid accrued interest.

XIII.	PARTICIPANT LOANS

A Participant with a borrowable account balance in Funds B, C, D, E and F of $1,000 or more may request a loan subject to the conditions stated in this Section (hereafter, Loan).

1.	Determination of Borrowable Account Balance

For purposes of this Section and Section VIII., the borrowable account balance in Funds B, C, D, E and F shall equal one-half of the amount distributable from those Funds under Section XVI. on account of termination of employment from the controlled group for any reason other than those described in Section XVI.2.(b) less amounts held in account pursuant to a qualified domestic relations order.

2.	Amount of Loan

Loans shall not be for less than $1,000. The maximum amount of any Loan from this Plan may not exceed the Participant’s borrowable account balance in Funds B, C, D, E and F, and, when added to the outstanding balance(s) of all other loans from this or any other qualified plans sponsored by any member of the controlled group, shall not exceed the lesser of:

(a)	$50,000, reduced by the highest outstanding balance of Loans from the controlled group profit sharing plans during the one-year period ending on the day before the date on which such Loan was made, or

(b)	one-half of the Participant’s nonforfeitable account balance(s) in all controlled group profit-sharing plans.

3.	Interest

The rate of interest for Loans granted during any monthly period shall be determined as of the last working day of the month preceding the date on which the Loan application is made and shall be the average rate for secured personal loans (rounded to the next lower one-quarter percent (1/4%) then in effect at five banks selected by the Plan Administrator; provided however, that the interest rate shall not exceed the maximum amount allowed by law.

4.	Term of Loans

The term of the Loan shall be the period requested by the Participant and accepted by the Administrator. The minimum term shall be 12 months and the maximum term 60 months, except for a qualified residential Loan. The maximum term for a qualified residential Loan shall be 120 months. The Administrator shall determine, based on information furnished by the Participant, whether a Loan is a qualified residential Loan, as defined in Paragraph 8.(e) of this Section.

5.	Repayment

(a)	Payroll Deduction

Except as provided in Subparagraph (b) below, Loans shall be repaid in monthly installments by deduction from a Participant’s salary or wages according to the amortization schedule in the disclosure statement.

Notwithstanding the foregoing, a Participant shall have the right to repay at any time prior to the expiration of the term of the Loan, without penalty, the outstanding balance of the Loan plus accrued interest to the end of the month in which repayment occurs. Such payment shall be made in such form as permitted by the Administrator, or by an election on the part of the Participant to incur a Deemed Withdrawal from his account pursuant to Paragraph 7.(a) of this Section.

If the Participant’s salary or wage payment is not sufficient to allow deduction of the full installment and the Participant does not make a direct payment, as provided in Paragraph 5.(b) of this Section, on or before the 45th day following the day on which such payment was due, a default will be declared under Paragraph 6.(a) of this Section.

(b)	Direct Payment

The Administrator, at the Participant’s request, may permit installments of principal and interest to be repaid in a manner other than by payroll deduction under the following circumstances:

(1)

the Participant, at Company request, is transferred to an affiliated group company or is employed by a partnership or joint venture in which the Company has an ownership interest and does not elect under Section XIX.5.(b) to transfer his account to the qualified profit-sharing plan of the company, partnership or joint venture to which he is transferred or employed, or

(2)	the Participant is granted a leave of absence without pay under the Service Rules, or

(3)	the Participant’s salary or wage payment is not sufficient to allow deduction of the full installment payment, or

(4)	The Participant (1) retires under Section IV., XI.A.(1) or XI.A.(2) of the Company’s Pension and Retirement Plan, the Company’s Special Retirement Opportunity Program provided that such retirement is coincident with retirements under the company’s Voluntary Separation Program or (2) terminates employment under the Company’s Voluntary Separation Program-Prime and, elects to defer distribution of his account under Section XVI.4.(d). Unless the Plan Administrator approves an alternate method, repayments in such cases must be made by deduction from the pension check or annuity check, or

(5)	Effective for loans outstanding on August 1, 2002, or taken after that date, a Participant terminates employment or transfers to an Affiliated Group company and continues to repay the loan through direct withdrawal from a bank account or other automatic payment method approved by the Plan Administrator.

6.	Declaration and Notice of Default

If, for any of the reasons described in this Paragraph, a Loan is declared in default, the Loan Administrator shall issue a Notice of Default which shall be delivered to the Participant.

(a)	Nonpayment

If, while any portion of a Loan granted under this Section is outstanding, the Participant fails to make a scheduled repayment or a direct payment as provided in Paragraphs 5.(a) and (b) of this Section, respectively, on or before the 45th day following the day on which such payment was due, the Loan shall be declared in default.

(b)	Termination of Employment

If a Participant terminates employment for any reason, other than on account of death or transfer to an Affiliated Group company or employment at Company request with a partnership or joint venture in which the Company has an ownership interest, and does not elect to defer distribution of the balance of his accounts under Section XVI.4.(d), a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment unless the Participant continues to repay the loan as otherwise provided in this Section. In the event of death, notwithstanding Section XII.2., the accrual of interest shall cease as of the last day of the month in which death occurs and a Deemed Withdrawal shall occur as of the date on which distribution of the balance of the Participant’s accounts is made under Section XVI.4.(a) unless an election is made under Section XVI.4.(d) in which case a Deemed Withdrawal shall occur as of the last day of the month in which such election is made.

(c)	Transfers to Affiliated Group Companies, etc.

If a Participant is, at Company request, transferred to an Affiliated Group company or is employed by a partnership or joint venture in which the Company has an ownership interest and does not make an election under Section XIX.5.(b), or the Trustee of the receiving plan will not accept transfer of the Fund L account, a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment from the Affiliated Group or such partnership or joint venture, as the case may be, unless the Participant continues to repay the loan as otherwise provided in this Section.

(d)	Reinstatement of Loan

The Plan Administrator may reinstate a Loan following a declaration of default, provided:

(1)	all payments of principal and interest in arrears are received by the Plan Administrator prior to a Deemed Withdrawal under Paragraph 7 of this Section; and

(2)	the Plan Administrator receives adequate assurance that future installments will be received by Fund L on a timely basis.

7.	Deemed Withdrawal

(a)	The balance of the Participant’s Fund L account shall be deemed to have been withdrawn from the Plan by the Participant under Section XIV. or XVI., whichever is applicable (Deemed Withdrawal), under the following circumstances:

(1)	the Plan Administrator does not reinstate a Loan under Section XIII.6.(d) on the earlier of the date of distribution of the Participant’s accounts or the 45th day after a default for any reason set forth in Section XIII.6., or

(2)	the Participant elects to repay his Loan by canceling his Fund L account.

A Deemed Withdrawal initiated under Clause (1) or Clause (2) above shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section XIV.1.

(b)	Notwithstanding the foregoing, no Deemed Withdrawal shall be permitted if such withdrawal would adversely affect the status of the Plan under Section 401(a) or 401 (k) of the Code. The Plan Administrator may take such action as it deems necessary to insure repayment of Loans made under this Section and compliance with applicable law. If a Deemed Withdrawal under Section XIII.7.(a) would adversely affect the status of the Plan under Section 401 (a) or 401 (k) of the Code:

(1)	the balance of the Participant’s Regular Account in Funds B, C, D, E and F shall be distributed subject to Section XIV. in accordance with the consent of the Participant given at the time of the Loan initiation;

(2)	the Participant shall deposit neither After-Tax nor Before-Tax Contributions during the period beginning with the month following the month in which the notice of default is issued and ending with the month in which the Loan is reinstated under Section XIII.6.(d); and

(3)	Company Contributions shall be suspended for a period not to extend beyond the later of six months after the month in which the notice of default is issued or the end of the month in which the Loan is reinstated under Section XIII.6.(d).

8.	General Conditions

(a)	Any Participant may receive a Loan from the Plan. For purposes only of the Loan program provided for herein, Participant shall mean any “Party in Interest”, as that term is defined in Section 3(14) of the Employee Retirement Income Security Act (ERISA) who has a borrowable account balance in the Plan of at least $1,000, or to any person who has a vested account under the Plan and who is employed by an Affiliated Company. For purposes of this Article XIII., Affiliated Company shall mean a corporation that has adopted the Plan or any other profit sharing plan and is a member of the controlled group of corporations (within the meaning of Section 1663(a) of the Code, determined without regard to Code Section 1 563(a)(4) and Section 1 563(e)(3)(c)) of which the Company is parent, and any corporation which is not a member of the controlled group of corporations but in which the Company has an ownership interest.

(b)	A Participant may not have more than five Loans from the Plan outstanding at any time.

(c)	At all times during the term of the Loan(s), the Participant must have a balance in Fund L equal to the outstanding balance of the Loan(s).

(d)	No Loan shall be made to any Participant until the execution and/or submission by the Participant of:

(1)	a Loan application completed in a manner prescribed by the Plan Administrator,

(2)	a promissory note payable to the Trustee in the amount and on a form prescribed by the Plan Administrator,

(3)	a written authorization for Loan repayment by means of payroll deductions or other method of repayment acceptable to the Plan Administrator,

(4)	an authorization to transfer an amount described in Section VIII.2. to Fund L, and

(5)	the consent required by Section XIII.7.(b)(1).

(e)	A “qualified residential Loan” is a Loan used to acquire or construct any dwelling unit which within a reasonable time

(determined at the time the Loan is made) is to be used as a principal residence of the Participant.

(f)	All Participants granted Loans under this Section shall receive a statement disclosing the terms of the Loan, including the interest rate, amount of interest to be paid over the term of the Loan and payment conditions (disclosure statement).

(g)	No Loan may be granted that would adversely affect the status of the Plan as one which qualifies under Section 401 (a) or 401 (k) of the Code or the status of the trust as one which is exempt from Federal income tax under Section 501(a) of the Code.

(h)	Notwithstanding anything above to the contrary, the Loan Administrator may deny a Loan if in its judgment the Participant will not have sufficient income to meet his Loan payments as they become due.

(i)	The Loan Administrator is responsible for the administration of the loan program described in this section.

XIV.	WITHDRAWALS

1.	General Conditions

(a)	In addition to a distribution pursuant to Section XVI.1. an account holder may make three withdrawals in any calendar year under the provisions of this Section from his Regular and/or Before-Tax Accounts. Withdrawals shall not be permitted:

(i)	from the Before-Tax Account before the Participant attains age 59 1/2, becomes disabled, or incurs a hardship (except that Qualified Non-elective Contributions may not be withdrawn upon hardship), or

(ii)	from Fund L except as provided in Section XIII.7.

(b)	Withdrawn amounts will be valued as of the valuation date on which the transaction is processed.

(c)	Company Contributions shall be suspended for six months if a Participant withdraws any or all of:

(i)	his Matched After-Tax Amounts deposited during the last two years of participation;

(ii)	his Matched Before-Tax Amounts deposited during the last two years of participation;

(iii)	the Nonforfeitable Company Contributions deposited in his Regular Account during the last two years of participation.

(d)	Distribution from Regular Accounts and Before-Tax Accounts under this Section may be made in cash or in kind as provided in Section XVI.2, whichever is applicable.

(e)	Participants shall designate the sequence in which Funds will be liquidated to provide for less than total withdrawals.

2.	Withdrawal Sequence

Withdrawals by the Participant shall be made from his Regular Account in the following order:

(a)	Unmatched After-Tax Contributions;

(b)	Rollover Assets;

(c)	Earnings in Regular Account

(d)	Matched After-Tax Contributions held for more than two years;

(e)	Nonforfeitable Company Contributions held for more than two years;

(f)	Matched After-Tax Contributions contributed during the last two years of participation; or

(g)	Nonforfeitable Company Contributions contributed during the last two years of participation.

Withdrawals by the Participant shall be made from his Before-Tax Account in the following order:

(a)	Unmatched Before-Tax Contributions;

(b)	Earnings in Before-Tax Account;

(c)	Matched Before-Tax Contributions held for more than two years;

(d)	Matched Before-Tax Contributions contributed during the last two years of participation;

3.	Withdrawal Maximums

The maximum withdrawal from any category in Section XIV.2. above shall be the lesser of

(a)	the amount in such category in the Participant’s Fund(s), or

(b)	the value of the Units, shares, and/or dollars, as appropriate, attributable to such category in the Participant’s
Fund(s) at the valuation date on which the transaction is processed.

XV.	HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT

1.	Definition of Hardship

A Participant may make a withdrawal in cash from his Before-Tax Account by establishing hardship. In order to prove hardship, a Participant must show (1) that he has an immediate and heavy financial need; and (2) that the hardship distribution is necessary to satisfy the immediate and heavy financial need. A committee appointed by the Company shall act on requests for withdrawals and appeals under this Section. The amount of an immediate and heavy financial need may, at the participant’s request, include any amounts necessary to pay any federal income taxes or penalties reasonably anticipated to result from the distribution.

2.	Establishment of Immediate and Heavy Financial Need

A Participant may establish the existence of an immediate and heavy financial need in one of two ways. A Participant may demonstrate by facts and circumstances the existence of an immediate and heavy financial need created by an emergency or extraordinary circumstance. Alternatively, a Participant may show that his immediate and heavy financial need results from one of the following deemed hardship conditions:

a.	Medical expenses described in Section 21 3(d) of the Internal Revenue Code incurred or to be obtained by the Participant, the Participant’s spouse, or any dependents of the Participant;

b.	Purchase (excluding mortgage payments) of a principal residence for the Participant;

c.	Payment of tuition, related educational fees and room and board for the next twelve months of post-secondary education for the Participant, the Participant’s spouse, children or dependents; or

d.	The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence.

3.	Distribution Necessary to Satisfy Immediate and Heavy Financial Need

A Participant may establish that the hardship distribution is necessary to satisfy his immediate and heavy financial need in one of two ways. Under no circumstances will a distribution be considered necessary to satisfy an immediate and heavy financial need if it is in excess of that need. A Participant may demonstrate by all relevant facts and circumstances that a distribution is necessary to satisfy the hardship need. Under this facts and circumstances option, a Participant must establish in a sworn and notarized statement that the immediate and heavy financial need cannot be relieved

(a)	through reimbursement or compensation by insurance or otherwise;

(b)	by reasonable liquidation of the Participant’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)	by cessation of employee Before-Tax and After-Tax Contributions under the Savings and Investment Plan; or

(d)	by other distributions or loans from any plans maintained within the Controlled Group of companies or from plans maintained by another employer, or by borrowing from commercial sources on reasonable commercial terms unless such loan or distribution would increase the amount of the need.

For purposes of the preceding paragraph, assets of the Participant include assets of the Participant’s spouse and minor children reasonably available to the Participant. Property held for a Participant’s child under an irrevocable trust or under the Uniform Gifts to Minors Act shall not, however, be treated as an available resource of the Participant.

Alternatively, a Participant’s request for a distribution to meet an immediate and heavy financial need may be deemed necessary to satisfy the need. Under this option, a Participant must establish in a sworn and notarized statement that:

(a)	The distribution is not in excess of the amount of the Participant’s immediate and heavy financial need; and

(b)	The Participant has obtained all distributions, other than hardship distributions, and all loans currently available under all plans maintained by the Controlled Group of companies.

Should a Participant elect to have the establishment of “necessary to satisfy the immediate and heavy financial need” handled under the deemed standard.

(i)	the Participant will be prohibited from making any employee Before-Tax and After-Tax Contributions under the Savings and Investment Plan and all other plans, with the exception of health and welfare benefit plans, including ones that are part of a cafeteria plan within the meaning of Section 125 of the Code maintained by the Controlled Group of companies for a period of six (6) months after receipt of the hardship distribution.

4.	Amount Withdrawable

The amount which may be withdrawn cannot exceed the total of the Participant’s Before-Tax Contributions (and income allocable thereto credited to a Participant’s Before-Tax Account as of December 31, 1988) nor the amount necessary to satisfy the immediate and heavy financial need created by the hardship. A Participant may direct withdrawals under this Section in accordance with Section XIV. I.(f). The withdrawal sequence will be as set forth in Section XIV.2.

In no event, however, may a Participant withdraw any Qualified Non-elective Contribution (as described in Section IV.1.(a)(2)(D) allocated to his account.

5.	Forfeitures and Suspensions

Except as provided otherwise in this Section, Hardship Withdrawals are subject to the same forfeitures and suspensions provided in Section XIV. for other withdrawals from Before-Tax Accounts, provided, however, that a Hardship Withdrawal shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section XIV.1.

XVI.	TERMINATION OF PARTICIPATION

1.	General Conditions

(a)	Notwithstanding the restriction on the number of withdrawals contained in Section XIV.1., a Participant, who (1) has a zero balance in his Before-Tax Account, or (2) has attained age 59 1/2, may voluntarily terminate his participation in the Plan by requesting discontinuance of After-Tax and Before-Tax Contributions and distribution of the balance in his accounts. In such event, distribution of the Participant’s total interest in the Plan, will be made as described in this Section.

(b)	An individual’s participation will also end because his service with the Company is terminated or the Plan is terminated. In either such event, distribution of the individual’s Before-Tax Account may be made as described in this Section only after he attains age 59 ½ or terminates his service with the controlled group, whichever occurs first. Distribution of such Former Participant’s Regular Account will be made, when the Plan or his service with the Company is terminated or, at his option, when his Before-Tax Account is distributed. A Former Participant who, prior to his termination of service, elected to defer receipt of his Regular Account balance under this Subparagraph may, at any time prior to settlement of his accounts, request immediate distribution of the balance in his Regular Account less any required forfeiture of Company Contributions.

2.	Distribution of Accounts

(a)	Subject to the conditions in Paragraph 1 of this Section and Subparagraphs (b) and (i) of this Paragraph, as soon as practicable after termination of participation in the Plan, distribution of the balance in the individual’s accounts, will be made on the following bases:

(1)	For Funds B, C and E, cash equal to the value of the individual’s Units and/or Shares, as appropriate, therein at the valuation date on which the termination of participation occurs, or, where termination is on account of death, the valuation date of the business day preceding the day of distribution.

(2)	For Fund D, delivery of full shares of Company common stock in the individual’s account, plus the value in cash of any fractional interests in a share of such stock and accrued income at the valuation date on which termination of participation occurs or, at the election of the individual, some or all in cash.

(3)	For Fund L, delivery of any promissory note(s) in the individual’s account, if requested.

(b)	Beneficiary Designation

(1)	A Participant, Former Participant, Retired Participant or Spouse Beneficiary may designate any beneficiary or beneficiaries he chooses to receive all or part of his interests in Funds B, C, D, E and F in case of his death, and he may replace or revoke such designation. However, in the event the Participant, or Spouse Beneficiary has a spouse, no designation of a person other than the spouse shall be permitted, unless such spouse has consented in writing in the manner prescribed by the Company to another beneficiary, or such consent could not be obtained because the spouse could not be located or because of such other reasons as applicable Treasury Regulations may provide in which case distribution shall be made as provided in subparagraph (a) of this Section. If no surviving spouse exists and no beneficiary designation is in effect, distribution shall be made to the decedent’s estate.

With respect to non-Spouse Beneficiaries (including a beneficiary who is a spouse of a Former Participant), the balance of a deceased Participant’s, Former Participant’s, Alternate Payee’s or Retired Participant’s Plan assets will remain in the accounts and Funds as of the time of his death, pending distribution. Total distribution shall be made to such beneficiaries no later than the end of the sixtieth month following the death of the Participant, Former Participant, Alternate Payee or Retired Participant.

If in the opinion of the Company there is a question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the decedent’s estate, in which event the Trustee and the Company shall have no further liability to anyone with respect to such amounts. Non-Spouse Beneficiaries may not designate beneficiaries; account balances remaining at the time of their death will be paid to their estates as soon as practicable following the death of the Non-Spouse Beneficiary.

(2)	If the Plan Administrator receives a qualified disclaimer (as defined in Code section 2518) from any designated beneficiary entitled to benefits as a result of, and within nine months after, the death of a Participant, Former Participant, Spouse Beneficiary, Alternate Payee or Retired Participant, such benefits shall instead be paid to an alternate beneficiary determined according to a valid beneficiary designation made by the deceased. Payment to an alternate beneficiary on account of receipt of a qualified disclaimer shall not be treated as a violation of Section XVII. of the Plan.

(c)	Retirement Deferral Election

(1)	Notwithstanding any provisions of this Section to the contrary,

(i)	a Participant, at any time prior to the effective date of his retirement under Section IV., XI.A.(l) or XI.A.(2) of the Company’s Pension and Retirement Plan, the Company’s Special Retirement Opportunity Program, provided such retirements occur during the effective dates of the Company’s Voluntary Separation Program, the Voluntary Separation Program Prime or a similar provision of a plan of an affiliated group company, or

(ii)	the Spouse Beneficiary of a deceased Participant or Retired Participant who had not reached his Required Beginning Date may elect, revoke, or reelect an option to have the distribution in the Participant or Retired Participant’s accounts made no later than April 1 of the calendar year following the year in which he attains age 70 1/2 except that, in the case of a Spouse Beneficiary, distribution of the balance in the accounts shall commence on or before the later of the end of the year in which the deceased employee would have attained age 70 1/2 or the end of the year after that in which the employee died. In the event the Retired Participant is reemployed and reenrolls in the Plan prior to the specified month, the election will be revoked and no distribution will be made on account of the prior termination of employment. A Participant, Retired Participant or Spouse Beneficiary may revoke the election and request distribution of the balance in the accounts at any time prior to the time prescribed by this subparagraph.

(2)	With respect to a Participant, Retired Participant, or Spouse Beneficiary who has made an election under this Section XVI.4.(d):

(i)	Transfers between Funds B, C, D, E and F of the Regular Account and Funds B, C, D, E and F of the Before-Tax Account shall be permitted as set forth in Section VIII.l.; and,

(ii)	up to three (3) Withdrawals may be made during each calendar year in accordance with Section XIV.

(3)	At any time prior to settlement of the accounts under this Subparagraph, the Participant, Retired Participant, or Spouse Beneficiary may direct payment of the balance of his accounts in accordance with Paragraph 3 of this Section. In the absence of such direction, the distribution will be valued as of the date of settlement.

(d)	Application of Forfeitures

All amounts forfeited by Participants terminating their participation in the Plan shall be applied to reduce Company Contributions required by Section V.

(e)	Sale of Business or Facility

A Participant whose employment with the Company or with a partnership or a joint venture in which the Company has an ownership interest and with whom such Participant was employed at Company request, is to be terminated in connection with the sale by the Company of any business or facility or of the Company’s interest in such entity, may, at any time prior to termination of employment (or at a later date, as permitted and determined in the sole discretion of the Company based on business conditions concerning the sale), designate that the balance in his Before-Tax and Regular Accounts (including the balances in Fund L) be paid in cash and promissory note(s) directly to the trustee of a qualified defined contribution plan maintained by the purchaser of the business or facility if such plan will accept the transfer of assets and note(s). If the transferee plan will accept a transfer of shares of stock, the Company, in its sole discretion, may permit a transfer in kind of such stock.

As of the valuation on the day of termination of the Participant’s employment, the balance of his Before-Tax Account in Funds B, C, D, E and F and his Regular Account in Funds B, C, D, E and F shall be allocated to his Regular Account in Fund B and the balance of his Before-Tax Account Fund L shall be allocated to his Regular Account Fund L.

Payment to the trustee of the receiving plan will be made as soon as practicable after the Company receives satisfactory proof that the requirements of Section 414(1) of the Code will be satisfied in the transfer of assets. At any time prior to such transfer of assets, the individual may request distribution of the balance of his accounts. Such payment to the trustee of the receiving plan or distribution to the individual will be in cash (and promissory note(s), if applicable) as of the valuation date on which such proof or request, respectively, is received by the Company.

(f)	Post Termination Participation

After termination of service, the following Former Participants may elect to participate in the Plan to the extent provided in this Subparagraph:

(i)	Individuals whose service is terminated due to lack of work, pursuant to the Company’s Career Transition Plan, or due to the sale of a business or facility by the Company; and,

(ii)	all others whose vested account balances exceed $5000 at the time of termination and who do not consent to the distribution of their account balances.

No further Company Contributions or employee After-Tax Contributions or Before-Tax Contributions will be permitted. A total distribution may be taken at any time. Total distribution shall be made under this Subparagraph no later than April 1 of the calendar year following the year in which the individual attains age 70 1/2.

(g)

If a distribution is required under the terms of this Plan, pursuant to the Code, pursuant to a Qualified Domestic Relations Order, or because an account holder requested a distribution and the account holder or alternate payee to whom such a benefit must be paid or who requested payment cannot be located, such distribution shall be held without interest and forfeited six (6) months after the end of the month in which the distribution was required to be made or requested and shall be used to reduce Company Contributions as provided in Section XVI.4.(d) provided that the amount of such forfeiture shall be reinstated without interest if, prior to termination of the Plan, a claim is made by the account holder or alternate payee for the forfeited distribution.

(h)	If an account is created for an Alternate Payee pursuant to a Qualified Domestic Relations Order no Company Contribution or employee After-Tax and/or Before-Tax Contributions will be permitted. A total distribution may be taken at any time. Total distribution shall be made to the Alternate Payee under this Subparagraph no later than April 1 of the calendar year following the year in which the Participant, from whom the Alternate Payee’s account was derived, attains age 70 1/2.

3.	Periodic Payment Options

(a)	In lieu of distribution of accounts in accordance with Paragraph 4 of this Section,

(i)	a Participant who retires under Section IV., XI.A.(l) or XI.A.(2) of the Company’s Pension and Retirement Plan, the Company’s Special Retirement Opportunity Program provided such retirements occur during the effective dates of the Company’s Voluntary Separation Program, or the Company’s Voluntary Separation Program Prime, at any time prior to settlement of his accounts, or

(ii)	the Spouse Beneficiary of a deceased Participant or Retired Participant who had not reached his Required Beginning Date;

may elect, revoke or reelect to have some or all proceeds paid out in one of the following methods of periodic payments:

(A)	Variable Periodic Payments.

Under this option, the proceeds in the Participant’s, Retired Participant’s, or Spouse Beneficiary’s Before-Tax and Regular Accounts will be paid out in a specified number of monthly or annual periodic payments beginning in the month following that in which the Participant retires or that in which the Participant, Retired Participant, or Spouse Beneficiary elects periodic payout in lieu of deferral under Section XVI.2(c) and ending (subject to amounts available in the account) after the specified number of payments have been made or in the month of notification to the Plan Administrator of the death of the Participant, Retired Participant or Spouse Beneficiary, the remainder being paid to the designated beneficiary(ies) in accordance with this Section. The specified number of monthly periodic payments under this option cannot exceed the actuarial single life expectancy(ies) specified in the Unisex Annuity Table promulgated by the Department of Treasury under Section 72 of the Code for the Participant, Retired Participant or Spouse Beneficiary and an individual 10 years younger than the Participant, Retired Participant or Spouse Beneficiary(or, if the spouse of the Participant, Retired Participant or Spouse Beneficiary is more than 10 years younger, the actual joint life expectancy). A Spouse Beneficiary may continue to receive the remaining periodic payments after the death of the Participant (or Retired Participant); or

(B)	Lifetime Periodic Payments-(Minimum Periodic Payments)

Under this option, the proceeds in the Participant’s, Retired Participant’s, or Spouse Beneficiary’s Before-Tax Account and Regular Account will be paid out in monthly or annual periodic payments based on the actuarial life expectancies specified in the Unisex Annuity Table promulgated by the Department of Treasury under Section 72 of the Code, recalculated annually, for the Participant, Retired Participant or Spouse Beneficiary and an individual 10 years younger than the Participant, Retired Participant or Spouse Beneficiary (or, if the spouse of the Participant, Retired Participant or Spouse Beneficiary is more than 10 years younger, the actual joint life expectancy, beginning with the month following that in which the Participant retires or that in which the Participant, Retired Participant, or Spouse Beneficiary elects periodic payout in lieu of deferral under Section XVI.2(c), and ending (subject to amounts available in the account) in the month of notification to the Plan Administrator of the death of the Participant, Retired Participant, or Spouse Beneficiary. The remainder shall be paid to the designated beneficiary(ies) in accordance with this Section except that a Spouse Beneficiary of a Participant or Retired Participant receiving Lifetime Periodic Payments under this Section XVI.3.(a)(B) may continue receiving installments which shall be recalculated annually based on the spouse’s life expectancy after the death of the Participant or Retired Participant.

(C)	Fixed Payments

Under this option, the proceeds in the Participant, Retired Participant, or Spouse Beneficiary’s Before-Tax Account and Regular Account will be paid out in a specified monthly or annual amount designated by the Participant, Retired Participant, or Spouse Beneficiary. The designated amount shall be paid on a monthly or annual basis beginning in the month following that in which the Participant retires or that in which the Retired Participant, or Spouse Beneficiary elects the Fixed Payment option and end at such time as the account balance is zero.

(D)	Level Periodic Payments

Under this option, the proceeds in the Participant’s, Retired Participant’s, or Spouse Beneficiary’s Before-Tax Account and Regular Account will be paid in equal monthly or annual payments calculated by amortizing the account balance over a number of years equal to the single life expectancy specified in the Unisex Annuity Table under Section 72 of the Code for such Participant, Retired Participant, or Spouse Beneficiary or the joint life and last survivor expectancy of such Participant, Retired Participant, or Spouse Beneficiary and an individual 10 years younger than the Participant, Retired Participant or Spouse Beneficiary (or, if the spouse of the Participant, Retired Participant or Spouse Beneficiary is more than 10 years younger, the actual joint life expectancy) at reasonable interest determined on the date payments begin by the Plan Administrator.

(b)

For subparagraphs (A) variable and (B) lifetime, each periodic payment during a calendar year (subject to amounts available in the account) shall be equal to the amount determined by dividing the value of the account, at the payment commencement or the last recalculation date, by the number of months remaining in the term selected for payments under subparagraph (A), or in the life expectancy for payments under subparagraph (B), except that the last payment in a term selected under subparagraph A will be adjusted if necessary to liquidate the account. A recalculation will be performed as of each December 31.

(c)	A Participant, Retired Participant or Spouse Beneficiary who elects periodic payments may make Fund Transfers in accordance with Section VIII.1 of this Plan.

(d)	At any time during the periodic payout period, the Participant, Retired Participant, or Spouse Beneficiary may request distribution of the balance in his accounts. Such distribution will be based on the value of the account as of the valuation date on which the request is made. During each calendar year of the periodic payout period, a Retired Participant or Spouse Beneficiary is also eligible to take up to three Withdrawals in accordance with Section XIV.

(e)	If a Retired Participant receiving monthly periodic payments pursuant to this Paragraph is reemployed prior to April 1 of the calendar year following the calendar year in which he attains age 70-1/2, periodic payments shall terminate. At the earlier of (i) his retirement again under Section IV. of the Company’s Pension and Retirement Plan or (ii) March 1 of the calendar year following the calendar year in which he attains age 70-1/2, he shall designate any type of distribution of the balance in his accounts permitted under Paragraph 2 of this Section or this Paragraph 3. However, if the Retired Participant is reemployed (i) as a Limited Service Employee as such term is defined in the Service Rules or (ii) after February 28 of the calendar year following the calendar year in which he attains age 70-1/2, periodic payments will continue; any increase in the balance in his account(s) attributable to After-Tax, Before-Tax, or Company Contributions made after his reemployment will be distributed in accordance with Paragraph 2 of this Section when his service with the controlled group is again terminated.

(f)

Notwithstanding any other provision of this Plan or election by a Participant, Retired Participant or Spouse Beneficiary to the contrary, distributions shall be made in such minimum amounts and at such times as required by Code section 401 (a)(9) and all regulations thereunder. If no payment election has been received by the Plan Administrator at the time minimum distributions are required to be made, the Plan will commence monthly payments under the lifetime periodic payments under Subparagraph (B).

With respect to distributions under the Plan made on or after October 1, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Code in accordance with the regulations under section 401(a)(9) that were proposed on January 17, 2001 (the “2001 Proposed Regulations”) notwithstanding any provision of the Plan to the contrary. If the total amount of required minimum distributions made to a Participant, Retired Participant or Spouse Beneficiary is equal to or greater than the amount of required minimum distributions determined under the 2001 Proposed Regulations, then no additional distributions are required for such individual for 2001 on or after such date. If the total amount of required minimum distributions made to an individual for 2001 prior to October 1, 2001 is less than the amount determined under the 2001 Proposed Regulations, then the amount of required minimum distributions for 2001 on or after such date will be determined so that the total amount of required minimum distributions for 2001 is the amount determined under the 2001 Proposed Regulations. This amendment shall continue in effect until the last calendar year beginning before the effective date of the final regulations under section 401(a)(9) or such other date as may be published by the Internal Revenue Service.

(g)	A Participant, Former Participant, or Spouse Beneficiary who has received one or more periodic payments under the Lifetime, Variable, Fixed or Level Payments may revoke his prior election no more than once a year and elect to receive his account balance in any other periodic payment options.

(h)	Effective October 1, 2001 through and including January 31, 2002, any individual who is then receiving periodic payments under the Lifetime Periodic Payment option, and any individual who has reached his Required Beginning Date and would otherwise be entitled to elect periodic payments under this Section XVI.5. during that period may make a one-time election during that period to receive benefits under the Lifetime Periodic Payment option described in Section XVI.3(a)(B) calculated based on the joint life expectancy of the individual and a beneficiary who is ten years younger than the individual. If no such election is made during that period, such individual shall continue or begin receiving payments calculated under the Lifetime Periodic Payment option based on the actual life expectancies specific in the Unisex Annuity Tables promulgated by the Department of Treasury under Section 72 of the Code, recalculated annually, of the Participant, Retired Participant or Spouse Beneficiary, or the Participant, Retired Participant or Spouse Beneficiary and the oldest designated primary beneficiary, as elected by the individual.

4.	Reenrollment in Plan

(a)	After Voluntary Termination

If a Participant terminates his participation in the Plan and remains employed, he shall immediately be eligible to participate in the Plan, except that no Company Contributions will be made to the Participant’s accounts for any of the six months following the month of termination. Upon reenrollment he shall be entitled to credit for his years of participation subsequent to September 30, 1976.

(b)	After Reemployment

If a Participant who has, before January 1, 1985, (1) voluntarily terminated participation as described in Paragraph 4.(a) of this Section and subsequently terminated service with the Company, or (2) had his participation terminated because his service with the Company was terminated, is reemployed, he shall immediately be eligible to participate in the Plan provided he is

(i)	reemployed during the same computation period in which his service terminated, or

(ii)	compensated with respect to more than 500 hours during the computation period in which his service is terminated and he is reemployed in the next succeeding computation period.

If a Participant who has, after December 31, 1984, (1) voluntarily terminated participation as described in Paragraph 4(a) of this Section and subsequently terminated service with the Company, or (2) had his participation terminated because his service with the Company was terminated, is reemployed, he shall immediately be eligible to participate in the Plan. For purposes of the preceding sentence and Sections XVI.4.(c)(1) and XVI.4.(c)(2), absence from employment for the following reasons which commences after December 31, 1984 shall be considered hours of service:

(i)	pregnancy or birth of a child of the individual,

(ii)	placement of a child with the individual in connection with its adoption by the individual; and

(iii)	caring for such child beginning immediately after such birth or placement.

No more than 501 hours shall be considered hours of service under the preceding sentence in connection with any pregnancy or placement. Upon reenrollment, he shall be entitled to credit for his years of participation subsequent to September 30, 1976. In the case of a Participant who voluntarily terminated participation, no Company Contributions will be made to the Participant’s accounts for any of the six months following the month of termination.

(c)	Buy-Back of Forfeitures

(1)	A Participant who reenrolls in the Plan as provided in (a) or (b) above, and who forfeited Company Contributions on account of his termination of participation in, and a distribution from, the Plan, may repay at any time prior to termination of employment in a single cash payment an amount equal to the value of the distribution at the valuation date on which the withdrawal occurred.

(2)	A Participant who received a Withdrawal from his Regular Account or his Before-Tax Account, and who forfeited Company Contributions on account of such Withdrawal, but did not terminate participation in the Plan, may repay in a single cash payment an amount equal to the value of either (i) the Withdrawal or (ii) the amount of Matched After-Tax and/or Matched Before-Tax Contributions withdrawn at the valuation date on which the Withdrawal occurred.

(3)	A Participant who terminated participation after December 31, 1984, or who made a Withdrawal after December 31, 1984, in either case resulting in a forfeiture of Company Contributions must make the repayment provided in (1) or (2) above in the case of a distribution on account of separation from service.

(4)

Upon repayment under (l) or (2) above, the dollar amount of the Company Contributions forfeited by the Participant will be restored to his Regular Account and allocated to Funds B, C, D or E in whole multiples of one percent (1%) in accordance with the Participant’s authorization. The Participant shall authorize the Company to allocate the amount repaid to his Regular Account in Funds B, C, D or E in the manner prescribed in Section VII.1. for allocating After Tax Contributions. All repaid amounts shall be identified as Unmatched After-Tax Contributions in the Participant’s accounts.

(5)	A Participant who terminates employment with the Company and does not receive a distribution from the Plan shall not have his unvested Company Contributions forfeited until he has incurred five consecutive One-Year Breaks in Service commencing with his termination.

5.	Computation Period

For purposes of this Section, a computation period shall be a period of 12 consecutive months commencing the later of January 1, 1976, or the employee’s date of employment or reemployment, whichever is applicable, or any succeeding anniversary of such date.

XVII.	NONASSIGNMENT

Except as provided by Section 401(a)(13) of the Code, no assignment of the rights or interests of account holders under this Plan will be permitted or recognized, nor shall such rights or interests be subject to attachment or other legal processes for debts.

XVIII.	OPERATION OF THE PLAN AS A TOP-HEAVY PLAN

If it is determined that the Plan is a top-heavy plan, within the meaning of Section 41 6(g) of the Code, for any plan year, this Section will supersede all other provisions to the contrary and apply for such plan year.

1.	Minimum Contributions

Contributions by the Company under the Plan on behalf of each Participant who has not separated from service at the end of the Plan year and who is a non-key employee shall not be less than three percent (3%) of his Compensation.

2.	Definitions

For purposes of these top-heavy provisions, the following definitions shall apply:

(a)	Key employees and non-key employees. In determining which employees are key employees and which are non-key employees,

the criteria set forth in Code Section 416 and the regulations thereunder shall be applied.

(b)	Top-heavy ratio. The top-heavy ratio shall be computed in accordance with Code Section 416 and the regulations thereunder.

(c)	Aggregation Group. For purposes of determining if the Plan is a top-heavy plan for a particular Plan year, each tax qualified plan of the Company in which a key employee participates in the Plan year containing the determination date, or any of the four preceding Plan years, and each other tax qualified plan of the Company, which during this period, enables any plan, in which a key employee participates, to meet the requirements of Code Sections 401 (a)(4) or 410 shall be aggregated within the required aggregation group. All other tax qualified plans which are not required to be aggregated under the preceding sentence but that satisfy the requirements of Code Sections 401(a)(4) and 4 10 when considered together with the required aggregation group shall also be aggregated.

(d)	Determination Date. The determination date for any Plan year shall be September 30 of the preceding Plan year.

(e)	Valuation Date. The valuation date applicable to the determination date shall be September 30 of the preceding Plan year.

XIX.	MISCELLANEOUS PROVISIONS

1.	Plan Administration

(a)	The Company shall have the authority to control and manage the operation and administration of the Plan and to designate one or more persons to carry out the responsibilities of the operation and administration of the Plan. The named fiduciary for the investment aspects of the Plan is the Vice President, Pension Fund Investment; the named fiduciary for all other aspects of the Plan is the Director, Compensation and Benefits. The named fiduciary for the investment aspects of the Plan may appoint an investment manager or managers to manage all or some of the assets invested in Fund B, and, by such appointment, unless specifically excluded in any agreement with such investment manager, delegates to such investment manager or managers the power to appoint additional investment managers with respect to all or part of the assets managed by such investment manager.

(b)	All authorizations, designations and requests concerning the Plan shall be made by employees in the manner prescribed by the Company.

(c)	The Company, or its designee by written instrument, shall have the responsibility of appointing Trustees, as provided in Paragraph 1. (a) of Section X., Paragraph 1 of Section XI. and Paragraph 1 of Section XII., and the Compensation and Benefits Committee, or its designee by written instrument, shall have the responsibility of making the designations called for pursuant Paragraph l.(b) of Section X.

(d)	The Company retains discretionary authority to determine eligibility for benefits hereunder and to construe the terms and conditions of the Plan. The decision of the Company shall be final with respect to any questions arising as to interpretation of this Plan.

(e)	E. I. du Pont de Nemours and Company is the Plan Administrator.

(f)	Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a rollover of assets in cash, stock and/or promissory notes received in an eligible rollover distribution from an eligible retirement plan as described in Code Sec. 402(c)(8)(B). Any stock received will be allocated to the corresponding Fund. The Accountholder shall designate the manner in which all other rollover contributions to the Plan will be invested. All taxable amounts received will be treated as earnings in the Regular Account; non-taxable amounts received will be treated as After-Tax Contributions in the Regular Account.

(g)	A newly hired employee who has made a rollover contribution to the Plan in accordance with Subparagraph (f) who has not otherwise become a Participant of the Plan may make, with respect to his rollover contribution, fund transfers in accordance with Section VIII. and withdrawals in accordance with Section XIV.; provided, however, that such employee shall not have a right to make Before-Tax Contributions, After-Tax Contributions or have Company Contributions made on his behalf or institute loans until he has otherwise satisfied the requirements imposed by Section II.

(h)

Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a trust-to-trust transfer of assets requested by a Participant, Retired Participant or Spouse Beneficiary in cash, Company common stock and/or promissory notes received from a qualified defined contribution plan. The Company common stock shall be allocated to Regular Account

Fund D. The Accountholder shall designate the manner in which all other transferred contributions to the Plan will be invested. Taxable amounts received pursuant to this Section will be treated as Earnings in the Regular Account. Nontaxable amounts will be treated as Unmatched After-Tax Contributions.

(i)	If a payment from the Plan is an eligible rollover distribution within the meaning of Section 401(f)(2)(A) of the Code, the Participant, Former Participant, Retired Participant, Spouse Beneficiary or Alternate Payee may instruct the Plan Administrator to make a direct rollover of all or a portion of his distribution to an eligible retirement plan within the meaning of Section 402(c)(8)(B) of the Code. If an eligible account holder elects not to make a direct rollover of all or any portion of an eligible rollover distribution, that portion shall be subject to the withholding specified in Section 3405 of the Code.

(j)	Overpayments of a distribution under this Plan shall be repaid within thirty (30) days after written demand is made for repayment by the Plan Administrator. In the event repayment is not made either within thirty (30) days of such demand or in accordance with such terms as may be agreed to by the Plan Administrator, an amount, to the extent available, equivalent to the overpaid amount shall be deemed to have been withdrawn by the account holder under Section XIV., XV. or XVI., whichever is applicable, and the limitation on the number of Withdrawals contained in Section XIV.1. shall not apply to such Withdrawal. Until any remaining overpaid amount is repaid or restored, a Participant shall neither deposit After-Tax Contributions nor make Before-Tax Contributions, and Company Contributions shall be suspended.

(k)	Notwithstanding any other provision of the Plan, benefits under the Plan shall be limited as required by the Internal Revenue Code.

2.	Administrative Expense

(a)	Reasonable expenses of administering the Plan, including, but not limited to, record keeping expenses, trustee fees, and transactional costs shall, at the election of the Plan Administrator, be paid by account holders.

(b)

Brokerage fees, transfer taxes, investment fees, wrap fees, rebalancing fees and other expenses incident to the purchase and sale of securities and other investments and incident to the administration of Funds B, C, D, E and F shall be included in the cost of such securities or investments, or deducted from the net asset value of the fund, as the case may be.

(c)	Rebates of record keeping costs or other discounts in connection with investment vehicles available in the Plan shall be used to pay the reasonable administrative expenses of the Plan. If such rebates are paid to the Plan, any excess remaining after reasonable administrative expenses have been paid shall be allocated equally among all account holders who have an account balance greater than zero on an allocation date chosen by the Plan Administrator.

3.	Modification or Termination

The Company reserves the right to change or discontinue this Plan in its discretion by action of the Company or by written instrument executed by such person or persons as the Company may designate; provided, however, any change which has the effect of reducing or terminating benefits under this Plan will not be effective until one year following announcement of such change by the Company, unless earlier change is required to comply with governmental regulations. In the event of the complete or partial termination of the Plan, or complete discontinuance of Company Contributions under the Plan, distribution of full shares of Company common stock, and all cash balances including those resulting from the liquidation of Funds B, C, E and F will be made to the affected Participants in accordance with Section XVI.4.(a).

4.	Transition to Amended Plan

Where an individual is in a bargaining unit represented by a union for collective bargaining, with which discussions have been had concerning this Plan as last amended, the provisions of the amended Plan shall not become effective for such individual unless and until (i) such discussions or (ii) existing collective bargaining agreements result in favor of applicability of the amended Plan. The terms of the Plan in effect immediately prior to the last amendment shall continue to apply to an individual so excluded unless and until discussions with the union representing his unit have concluded in favor of applicability to the unit of the amended Plan or of other employee benefits in lieu thereof, or unless and until the individual is made eligible under the amended Plan by lawful unilateral action of the Company.

5.	Transfer of Assets

(a)	In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each employee shall (if the Plan is then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is no less than the benefit to which he would have been entitled immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

(b)

(1) In connection with an individual’s transfer of employment to an affiliated group company or pursuant to such individual’s employment at Company request with a partnership or joint venture in either of which the Company has an ownership interest, he may elect to have the value of the balances in his accounts in Funds B, C, D, E, F and L in this Plan transferred to the qualified profit-sharing plan of the company to which he was last transferred or of such partnership or joint venture by which he was last employed. The transfer of account balances may be made in cash or in kind, whichever the Plan Administrator determines most appropriate under the circumstances. The balance in the individual’s Before-Tax Account will not be transferred unless the plan to which it is to be transferred satisfies the requirements of Code Section 401 (k). The balance in his account in Fund L will not be transferred if the trustee under the receiving plan will not accept the individual’s promissory note(s). Account balances to be transferred will be valued and transferred as soon as practicable following receipt by the Plan Administrator of proof satisfactory to the Plan Administrator that the Plan to which assets are being transferred is a tax-qualified plan under the Code. The individual may exercise this option at any time prior to termination of employment with the affiliated group or such partnership or joint venture. At any time prior to making such election the individual will be considered a Participant, except that such Participant shall not be permitted to make deposits to his accounts; provided, however, that an individual whose employment was transferred to an affiliated group company may make Supplemental Savings Deposits as provided under Section IV.1.(b). The maximum allowable Supplemental Savings Deposit for an individual whose employment was transferred to an affiliated group company shall be determined as if he had terminated participation in the month of his transfer of employment. If the individual terminates employment with the Affiliated Group or such partnership or joint venture prior to exercising his option, distribution of the balances in his accounts will be made as provided in Paragraphs 4 and 5 of Section XVI.

(2)	In connection with an individual’s transfer of employment from an affiliated group company or an individual’s employment with the Company immediately upon the termination of such individual’s employment, at Company request, from a partnership or joint venture in either of which the Company has an ownership interest, the balances in his qualified profit-sharing plan accounts which are transferred to this Plan will be deposited in Regular and Before-Tax Accounts, as appropriate, and allocated in cash or in kind to Funds B, C, D, E or F, except that any cash transferred will be deposited in Fund B and any promissory note(s) will be converted to a promissory note under this Plan and transferred to Fund L. The determination of whether the account balances are to be transferred in cash or in kind shall be made by the Plan Administrator.

Except for purposes of Section IV.1.(b), an individual’s period of participation under this Plan will include his period of continuous participation in the qualified profit-sharing plan of the affiliated group company immediately preceding the transfer of employment. With respect to an individual who was employed by the Company immediately upon the termination of such individual’s employment, at Company request, from a partnership or joint venture in which the Company has an ownership interest, years of participation by the individual in such entity’s qualified profit-sharing plan shall be recognized as years of participation in this Plan provided such individual transfers his entire account balance from the qualified profit-sharing plan of such entity to this Plan. An individual with respect to whom company contributions to the plan of an affiliated group company or such partnership or joint venture were suspended at the time of his transfer or of his employment by the Company from such partnership or joint venture will not be entitled to Company Contributions under this Plan until the suspension period lapses. A withdrawal by a participant of any part of a qualified profit-sharing plan account remaining to his credit in the plan of an affiliated group company or such partnership or joint venture, where such account remains after his transfer from such affiliate, partnership or joint venture to any other affiliate, partnership or joint venture will have the same effect on his participation in this Plan as if he made such withdrawal from this Plan.

(c)	In connection with the acquisition of a business or facility, the Company, in its discretion, may direct the Trustee of Fund B of the Plan to accept a transfer of assets, in cash, or the Trustees of Funds B and L to accept a transfer of assets in a combination of cash and promissory note(s) which note(s) must be converted to note(s) under this Plan and transferred to Fund L from the trustee(s) of a qualified defined contribution plan maintained by the seller of the business or facility. The cash received will be allocated to the employees’ accounts in Fund B based on the value on the date in which the transfer takes place. Amounts received which were employee contributions will be treated as Unmatched After-Tax amounts; amounts which were Before-Tax Contributions will be treated as Unmatched Before-Tax amounts; amounts which were Earnings on Before-Tax amounts will be treated as Earnings on Before-Tax amounts; and all other amounts received will be treated as Earnings in the Regular Account. The Board of Benefits and Pensions may recognize service with the seller by an employee for purposes of eligibility in this Plan and may also recognize participation in the seller’s plan by an employee who enrolls in the Plan and whose entire account assets are transferred to this Plan for purposes of participation in this Plan, and the assets transferred for his account will be valued in accordance with Section X.3.

(d)	In connection with the previous acquisition of a business or facility in which the seller agreed to later reemploy individuals who had become employees of the Company, the Company may, in its discretion, direct the Trustees of the Plan to transfer account balances of Former Participants who are so reemployed to the trustee of the seller’s qualified defined contribution plan, provided the requirements of Section 414(1) of the Code will be satisfied in the transfer of assets.

(e)	Any benefits, rights or features required to be preserved with respect to assets transferred to the Plan through transfer or merger shall be preserved as described in Exhibit A.

6.	No Guarantee of Security Values

The Company does not guarantee or represent in any way that the value of stocks and other assets in which the account holder has an interest will increase or will not decrease. Each Participant assumes all risks in connection with any changes in the value of securities and other assets in the various Funds in which he may have an interest.

7.	Limitations on Annual Additions

This Plan provision supersedes any other Plan provision which would conflict with this one.

(a)	In no case may annual additions to a Participant’s account, determined on a calendar year basis, either solely under the Plan or under an aggregation of the Plan with all other defined contribution plans maintained by the Corporate Employer, exceed the lesser of 100% of his Compensation or $40,000 (as adjusted in accordance with section 415(d) of the Code). For this purpose, “annual additions” are, for any year, the sum of (1) contributions to a defined contribution plan on behalf of a Participant by the Corporate Employer, including deferrals under Code sec. 401(k), and (2) employee contributions; provided, however, that Annual Additions for any Plan Year beginning before January 1, 1987, shall not be recomputed to treat all the employee’s contributions as Annual Additions. If the limitation in this paragraph would otherwise be exceeded, After-Tax and Before-Tax Contributions will be returned or paid, and Company Contributions will be removed from the employee’s account and applied to reduce the subsequent contributions of the Company under the Plan, to the extent necessary, as determined by the Plan Administrator.

(b)	From time to time, and at least annually, the level of participation in the Plan will be reviewed and, if necessary, the amount of After Tax and Before Tax Contributions which may be elected in accordance with Paragraph 1 of Section IV. will be adjusted to assure that the Plan continues to satisfy Internal Revenue Service guidelines.

8.	Qualified Domestic Relations Orders

The Plan will make payment from an account holder’s Regular and/or Before-Tax Account as required by a qualified domestic relations order, as defined under Sec. 414(p) of the Code. Any amounts awarded to an alternate payee, prior to the death of the Participant, Former Participant or Retired Participant pursuant to a domestic relations order determined by the Plan Administrator to be qualified shall be distributed within 90 days of such determination, unless the qualified domestic relations order specifies that the Alternate Payee shall have an account in the Plan. No Loan, Withdrawal, or other action otherwise permissible pursuant to any provision of the Plan shall be taken which, in the opinion of the Plan Administrator, may be inconsistent with the provisions of a qualified domestic relations order.

9.	Subsidiaries with No Defined Benefit Pension Plan

For purposes of Sections XVI.2(d), XVI.3(a)(i) and XVI.3(e) only, a Participant with at least 50 years of age and 15 years of service who voluntarily terminates from a subsidiary that has no defined benefit pension plan shall be treated the same as a Participant who retired under Section IV. of the Company’s Pension and Retirement Plan.

10.	Normal Retirement Age and Years of Participation

Normal retirement age under the Plan is age 65. A Participant’s years of participation will include (1) his period of continuous participation in the Plan immediately prior to January 1, 1976, and (2) any computation period during which an employee participates in the Plan and at the same time is compensated with respect to 1,000 or more hours or, if greater, the period of his continuous participation after January 1, 1976. For determining years of participation, an employee will be treated as being compensated with respect to 190 hours for each month in which he is compensated with respect to at least one hour. In the case of a reenrolled Participant, periods of participation prior to reenrollment will be recognized only as provided in Paragraph 6 of Section XVI.

11.	Compensation Taken into Account

The maximum amount of annual compensation of a Participant that shall be taken into account under this Plan for any year shall not exceed the amount prescribed in Code Section 401 (a)(17).

12.	No Decrease of Accrued Benefit

No amendment to the Plan shall be effective to the extent it has the effect of decreasing a Participant’s accrued benefit. For purposes of this paragraph, a Plan amendment which has the effect of decreasing the Participant’s account balance or eliminating an optional form of benefit, with respect to the benefits attributable to service before the amendment shall be treated as reducing an accrued benefit.

13.	Change to Vesting Schedule

If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year beginning after December 31, 1998, the preceding sentence shall be applied by substituting “five (5) Years of Service” for “three (3) Years of Service” where such language appears.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(1)	Sixty (60) days after the amendment is adopted;

(2)	Sixty (60) days after the amendment becomes effective; or

(3)	Sixty (60) days after the Participant is issued written notice of amendment by the Employer or Plan Administrator.

Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s right to his Employer-derived accrued benefit will not be less than his percentage computer under the Plan without regard to such amendment.

14.	Definitions

The term “Affiliated Group” means the Controlled Group, but does not include any foreign subsidiary or any domestic subsidiary which derives in excess of 50% of its gross income for a taxable year from sources without the United States (as defined in Section 7701(a.)(9) of the Code).

The term “Before-Tax Account” means the account in which a Participant’s Before-Tax Contributions and earnings thereon are maintained.

The term “Code” means the Internal Revenue Code of 1986, as amended.

The term “Company” means E. I. du Pont de Nemours and Company, any subsidiary or part thereof and any joint venture or partnership in which E. I. du Pont de Nemours and Company has an ownership interest, provided that such entity (1) adopts this Plan with the approval of the E. I. du Pont de Nemours and Company, or such person or persons as the E. I. du Pont de Nemours and Company may designate and (2) agrees to make contributions in respect of any of its employees who become

The term “Compensation” shall mean the compensation of the Participant, as defined in Treasury Reg. 1.415-2(d), but including any elective deferrals not includible in the gross income of the employee pursuant to Code Sections 125, 402(e)(3) or, for Plan Years beginning after December 31, 2000, Code Section 132(f)(4). The annual compensation of each Participant taken into account for determining all benefits provided under the Plan for any determination period shall not exceed $200,000, for Plan Years after December 31, 1988, and shall not exceed $150,000 for Plan Years after December 31, 1993, as such limit is adjusted by the Secretary as provided under Section 415(d) of the Code. If the period for determining compensation used in calculating an allocation for a determination period is a short Plan Year (i.e., shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction, the numerator of which is the number of months in the short Plan Year, and the denominator of which is 12.

The term “Controlled Group” means E. I. du Pont de Nemours and Company and its controlled group of corporations within the meaning of Section 1 563(a) of the Code.

The term “Corporate Employer” shall mean the Controlled Group, as modified by Code Section 415(h).

The term “employee”

(1)	includes all employees of the Company;

(2)	includes U.S. citizens on leaves of absence granted under Section IV.1.(g) of the Service Rules, hired by the Company and subsequently employed by a foreign or domestic subsidiary of the Company, who may be treated as employees of the Company under Section 406 or 407 of the Code;

(3)	includes a non-U.S. citizen on leave of absence granted under Section IV.l.(g) of the Service Rules, hired by the Company and subsequently employed by a member of the controlled group;

(4)	excludes an individual who is on temporary assignment with the Company from a foreign affiliate of the Company; and

(5)	includes an individual who must be treated as an employee under Section 414(n) of the Code (a “Leased Employee”), but only to the extent required by that Code section and final regulations thereunder. A Leased Employee shall be treated as an employee for purposes of determining Hours of Service for participation and nonforfeitability of benefits (in the event the individual becomes an employee without regard to this paragraph). A Leased Employee shall be treated as an employee for purposes of the other requirements set out in Section 414(n)(3) of the Code.

The term “Former Participant” shall mean an individual who had been a Participant but who terminated his service with the Company under circumstances described in Section XVI.4.(g)(i) or (ii).

The term “Gain-Sharing Program” shall mean a pay program that provides additional pay only if business objectives are exceeded.

The term “Highly Compensated Employee” shall mean an employee who:

(i)	was a five percent (5%) owner (as defined in Section 416(i)(1) of the Code) of the Employer during the Plan Year in question or the preceding Plan Year, or

(ii)	for the calendar year ending in the Plan Year, received Compensation in excess of $80,000 and was in the top-paid group of employees (as defined in Section 414(q) of the Code).

The $80,000 amount shall be automatically adjusted if and to the extent the corresponding amount applicable under Section 414(q) is adjusted by the Secretary of the Treasury.

The term “Hour” means each hour for which an employee is compensated or entitled to compensation for the performance of duties and includes each such hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to by the Company. An hour also includes each hour for which an employee is compensated or entitled to compensation due to vacation, holiday, illness, incapacity (including disability), jury duty, military duty or leave of absence. No more than 501 hours shall be credited hereunder to any employee on account of any single continuous period during which no duties are performed unless such period of compensation is taken into account in determining an employee’s length of continuous service under the Service Rules. Hours shall be credited to the period during which the duties are performed or to which the payment relates and, in the case of a period where no duties are performed, shall be credited on the basis of the number of regularly scheduled working hours during the period. All hours shall be credited in conformance with Section 2530.200b-2(b) and (c) of Department of Labor regulations, which is incorporated herein by reference.

The term “Matched Before-Tax” means Before-Tax Contributions on which related Company Contributions are based.

The term “Matched Regular” means After-Tax Contributions on which related Company Contributions are based and all After-Tax Contributions deposited in the Participant’s accounts prior to January 1, 1980.

The term “Monthly Pay” means the amount determined at the beginning of each month based on a Participant’s Normal Annual Earnings.

The term “Normal Annual Earnings” means the employee’s regular rate of pay as computed by the Company on an annual basis without consideration of occasional or temporary variations from normal working hours. For purposes of this Plan, “pay” shall not include (1) allowances in connection with transfer of employment or termination of employment and other special payments, or (2) awards, Variable Pay or payments under a gain sharing program, the Special Compensation Plan, the Incentive Compensation Plan, the Stock Option Plan, the former Dividend Unit Plan, or similar plans of the Company or any of its affiliated companies.

The term “Participant” shall mean an employee of the Company who is participating in this Plan in accordance with the terms of the Plan.

The term “Plan Year” means October 1 through September 30.

The term “Regular Account” means the account in which a Participant’s After-Tax Contributions, Company Contributions, and earnings thereon are maintained.

The term “Required Beginning Date” for an individual who is a “5% owner” as defined in Sections 401(a)(9) and 416 of the Code shall mean April 1 of the calendar year following the calendar year in which he attains 70 ½, and for any other individual shall mean April 1 of the calendar year following the later of the calendar year in which he attains age 70 ½ or retires.

The term “Retired Participant” shall mean such person who had been a Participant but who retired under Section IV., XI.A.(I ) or XI.A.(2) of the Company’s Pension and Retirement Plan.

The term “Service Rules” means the Company’s Continuity of Service Rules.

The term “Settlement” means final valuation of an account holder’s accounts in preparation for distribution of the balance of his accounts.

The term “Spouse Beneficiary” shall mean a spouse who is designated a primary beneficiary of a Participant or Retired Participant in accordance with Section XVI.4.(c).

The term “Transfer” means transfer of Plan assets between or among the various Plan Funds in accordance with Section VIII. of the Plan.

The term “Unmatched After-Tax” means After-Tax Contributions deposited in the Participant’s accounts after December 31, 1979, on which no related Company Contributions are based.

The term “Unmatched Before-Tax” means Before-Tax Contributions on which no related Company Contributions are based.

The term “Variable Pay” shall mean the variable payment under a pay program that relates a portion of total pay to business objectives such that if objectives are met, targeted pay levels are reached; but if objectives are exceeded or are not met, pay is above

15.	Military Service

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

XX.	MINIMUM EMPLOYER CONTRIBUTION

1.	Contribution Amount

For each Plan Year, DuPont, and any participating company whose Board has approved the Minimum Employer Contribution (collectively referred to in this Section XX. as “Employer”) shall make contributions to the Plan in the form of employer contributions on behalf of each company’s own employees (within the meaning of Section 404 of the Code), in cash, as least equal to a specified dollar amount, on behalf of those individuals who are entitled to an allocation under Section XX.2. Such amount shall be determined by the Chief Financial Officer of each of the afore-mentioned companies, by appropriate resolution, on or before the last day of the Employer’s taxable year that ends within such Plan Year.

The Minimum Employer Contribution for the Plan Year shall be paid by the Employer in cash in one more installments without interest. The Employer shall pay the Minimum Employer Contribution at any time during the Plan Year, and for purposes of deducting such contribution, shall make the contribution not late than the time prescribed by the Code for filing the Employer’s income tax return, including extension, for its taxable year that ends within such Plan Year. Notwithstanding any provision of the Plan to the contrary, the Minimum Employer Contribution made to the Plan by the Employer shall not revert to, or be returned to, the Employer.

2.	Allocation

The Minimum Employer Contribution for the Plan Year shall be allocated as follows:

(a)	First, the Minimum Employer Contribution for the Plan Year shall be allocated during the Plan Year to each employee who is eligible to participate on the first day of the Plan Year as Before-Tax Contribution pursuant to Section IV.1.(a) and as Company Contribution pursuant to Section V. These allocations shall be made to each such eligible Employee’s Before Tax Account and the Regular Account, respectively.

(b)	Second, the balance of the Minimum Employer Contribution remaining after the allocation in Section XX. 2.(a) shall be allocated to the Regular Account of each employee who is not a Highly Compensated Employee (as defined in Section XIX. of the Plan) and who is eligible to participate in the Plan pursuant to Section II on the first day of the Plan Year and is employed on the last day of the Plan Year, in the ratio that such Employee’s Before-Tax Contributions during the Plan Year bears to the Before-Tax Contributions of all such employees during the Plan Year.

(c)	Third, notwithstanding Section XIX.7. of the Plan, if the total contributions allocated to a Participant’s accounts, including the Minimum Employer Contribution, exceed the Participant’s maximum annual addition limit for any limitation year, then such excess shall be held in a suspense account. Such amounts shall be used to reduce employer contributions in the next and succeeding limitation years.

(d)	Fourth, the balance of the Minimum Employer Contribution remaining after the allocation under Section XX.2. (a), (b) and (c) shall be allocated as non-elective contributions to each employee who is not a Highly Compensated Employee (as defined in Section XIX. of the Plan) who is eligible to participate in the Plan pursuant to Section II on the first day of the Plan Year, in the ratio that such employee’s Compensation for the Plan Year bears to the Compensation for the Plan Year of all such employees. Contributions made pursuant to this Subsection XX.2.(d) will be allocated to the Regular Account investment options using the employee’s current Investment Direction for that Account. Contributions made pursuant to this Subsection shall be subject to the vesting schedule set forth in Section XVI.2. Notwithstanding Section XIX. of the Plan, an employee who receives an allocation of a contribution under this Subsection shall be treated as a Participant for all purposes of the Plan with respect to such contribution.

(e)	Each installment of the Minimum Employer Contribution shall be held in a contribution suspense account unless, or until, allocated on or before the end of the Plan Year in accordance with this

Section XX.2.(e). Such suspense account shall not participate in the allocation of investment gains, losses, income, and deductions of the Trust as a whole, but shall be invested separately and all gains, losses, income and deductions attributable to such investment shall be applied to reduce the Plan expenses and, thereafter, to reduce employer contributions.

(f)	The Minimum Employer Contribution allocated to the Regular Account of a Participant pursuant to Section XX.2.(b) shall be treated in the same manner as Employer Matching Contributions for all purposes of the Plan.

(g)	Notwithstanding any of the foregoing provisions to the contrary, any allocation of Before-Tax Contributions shall be made under either Section IV. or this Section XX.2., but not both Sections. Similarly, any allocation of Company Contributions shall be made under either Section V. or this Section XX.2., as appropriate, but not both Sections.

EXHIBIT A

RESERVED